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                                                                      EXHIBIT 11



                 CAPSTEAD MORTGAGE CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                      Quarter Ended
                                                                         March 31
                                                                   --------------------
                                                                     1999        1998
                                                                   --------    --------
BASIC:
   Average number of common shares outstanding                       60,138      59,594
                                                                   ========    ========

   Net income                                                      $ 13,907    $ 35,070
   Less cash dividends paid on convertible preferred stock:
     Series A ($0.40 per share)                                        (150)       (160)
     Series B ($0.315 per share)                                     (5,437)     (5,395)
     Repurchase price in excess of recorded value                       (97)         --
                                                                   --------    --------

   Net income available to common stockholders                     $  8,223    $ 29,515
                                                                   ========    ========

   Basic net income per common share                               $   0.14    $   0.50
                                                                   ========    ========

DILUTED:*
   Average number of common shares outstanding                                   59,594
   Assumed conversion of convertible preferred stock
     Series A                                                                       827
     Series B                                                                    12,416
   Incremental shares calculated using the Treasury Stock method                    555
                                                                               --------
                                                                                 73,392
                                                                               ========
   Net income                                                                  $ 35,070
                                                                               ========
   Diluted net income per common share                             $   0.14    $   0.48
                                                                   ========    ========

* The Series A and B Preferred Stock was not considered convertible for purposes of calculating diluted net income per common share for the quarter ended March 31, 1999 because the effects of conversion were antidilutive.